AGREEMENT REGARDING CLASS A UNITS


     This Agreement is dated as of the 2nd day of October, 1996, by and between Sydney B. Lilly (the "Investor") and Sattel Communications LLC, a California limited liability company (the "Company"). All capitalized terms used herein and not otherwise defined have the same meaning as set forth in the Operating Agreement of Sattel Communications LLC dated as of April 1, 1996, as amended (the "Operating Agreement").

     1. Class A Units. For good and valuable consideration, the Investor is the transferee of 100 Class A Units in the Company (the "Units"), subject to the terms and conditions of this Agreement and the Operating Agreement. The parties acknowledge that Investor shall have a capital account of $42,000.

     2. Consent to Terms of Operating Agreement. The Investor acknowledges receipt of a copy of the Operating Agreement. By his execution of this Agreement, the Investor agrees to be bound by all of the terms and provisions of the Operating Agreement.

     3. Transferability. The transferability of Class A Units is restricted by Article VII of the Operating Agreement and Section 4 of this Agreement. Any transfer in violation of the Operating Agreement or this Agreement shall be void and of no legal effect.

     4.  Permitted Transfers.

         4.1. Permitted Transferees. The Investor may transfer all or any part of his Class A Units to (i) the Company,
     (ii) Sattel or (iii) a group consisting of Investor's spouse, issue or a trust created for the benefit of his spouse or issue (such spouse, issue or trust being hereinafter referred to as a "Permitted Transferee"); provided, however, that (i) any such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement, (ii) if the proposed transfer is to a trust, prior to the transfer the Board of Directors shall have approved the trustee thereof in writing and (iii) any transfer to a Permitted Transferee shall only be of the economic interest, as defined in Section 17001(n) of the California Act, attributable to the transferred Class A Units. Thus, the Investor still retains the right to vote and to exercise all rights and decisions under this Agreement and the Operating Agreement as regards the Class A Units transferred to the Permitted Transferee unless said Permitted Transferee is admitted to the Company as a Member as provided in
     Article VII of the Operating Agreement.

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         4.2.  Subsequent Transfers.  A Permitted Transferee may
     transfer all or any portion of the Class A Units transferred to such Permitted Transferee only to the Company, Sattel, the Investor or another Permitted Transferee in accordance with Section 4.1.

     5. Put Right. The provisions of this Section 5 shall govern the Company's obligation to purchase any Class A Units held by the Investor or a Permitted Transferee at any time on or after April 1, 1999.

         5.1. Obligation to Purchase. At any time on or after April 1, 1999, Investor or his Permitted Transferees holding a majority of the Class A Units held by Investor and his Permitted Transferees will have the continuing right, but not the obligation, to require the Company to purchase all, but not less than all, of the Class A Units held by the Investor and such Permitted Transferees for their Fair Market Value as determined below. Such right shall be exercised by written notice given to the Company and shall apply to all Units held by Investor and his Permitted Transferees at the time the notice is given. Prior to any such purchase, the Class A Units shall remain subject in all respects to this Agreement and the Operating Agreement.

         5.2. Determination of Fair Market Value. For purposes of this Agreement, the "Fair Market Value" (which shall mean the "Agreed Fair Market Value" and the "Appraised Fair Market Value," as applicable) of the Class A Units to be purchased pursuant to Section 5.1 hereof shall be determined as of the close of the fiscal year immediately preceding the date the notice is given. The Fair Market Value shall be determined pursuant to the following procedure:

         (a) The holders of a majority of the Class A Units which are to be purchased may reach agreement with the Company as to the Fair Market Value of the Class A Units (the "Agreed Fair Market Value"). All selling Class A Unit holders are then bound to sell at such Agreed Fair Market Value.

         (b) If the parties cannot reach agreement as to the Fair Market Value of the Class A Units within thirty (30) days after the date the notice is given under Section 5.1, any selling party or the Company may request that the Fair Market Value of the Class A Units to be purchased be determined by appraisal of the Class A Units according to the procedure set forth in Section 5.3, below (the "Appraised Fair Market Value"); provided, however, that only one appraisal of the Class A Units shall be performed if there are multiple sellers of the Class A Units that request an appraisal.

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         5.3.  Appraisal.  The Appraised Fair Market Value shall
     be determined by an appraiser which (i) shall be an investment banking firm which has a seat on the New York Stock Exchange and (ii) shall be approved by the Company and a representative of the holders of a majority of the Class A Units to be sold. If the parties cannot agree upon an appraiser within fifteen (15) days after the expiration of the thirty (30) day period for determining the Agreed Fair Market Value under Section 5.2(a), above, the Company and the representative of the Class A Units to be sold shall each select an appraiser which shall be an investment banking firm which has a seat on the New York Stock Exchange, and the two (2) appraisers so selected shall select an appraiser meeting the same criteria who shall determine the Appraised Fair Market Value for purposes of this Section 5.3. The determination of such appraiser shall be binding and conclusive on the parties concerned for purposes hereof. Such appraisal shall be performed as soon as practicable, and the Company will bear the cost of the appraisal. In valuing the Class A Units, the appraiser shall appraise the Company on the basis of the sale of all of the equity interests in the Company to a single purchaser and then determine a value for the Class A Units by first taking into account the terms of the Operating Agreement.

         5.4. Closing for Purchase. The closing of any purchase of Class A Units pursuant hereto shall occur at the Company's principal office on such day as the Company shall select, but not more one hundred and twenty (120) days after the date on which the notice is given under Section 5.1. At the closing, the seller or sellers shall deliver to the Company the Class A Units to be purchased, free and clear of any liens, security interests, encumbrances, charges or other restrictions, and all such instruments or documents of conveyance as shall be reasonably required by the Company in connection with the purchase of such Class A Units.

         5.5. Payment for Purchase and Adjustment of Purchase Price. The Company may pay the entire purchase price to the selling parties at the closing. Alternatively, the Company may pay one-third of the purchase price in cash at the closing, with the remaining two-thirds of the payments to be made on the first and second anniversaries of the closing unless the Company chooses to accelerate said payments. The deferred payments will bear interest at a rate of 10% per annum until paid. If there is a Triggering Event (defined below) within six months after the date as of which the Fair Market Value is determined, the Investor will receive an additional payment equal to the excess, if any, of the amount that would have been paid based on the sales terms (net of expenses reasonably appropriate to the sale) or

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     exchange over the initial Appraised or Agreed Fair Market
     Value. Payment will be made in the form of consideration given in the sale or exchange. In addition, the deferred payments shall be accelerated and paid upon the occurrence of a Triggering Event.

     6. Investor's Right to Have Units Redeemed. If The Diana Corporation ("Diana") or a person controlling, controlled by or under common control with Diana (an "Affiliate") or the Company at any time redeems or purchases in one or more transactions a majority of the Class B Units presently outstanding, the Investor may elect to have his Units (and those of his Permitted Transferees) redeemed or purchased as well. The Company agrees to provide Investor at least thirty (30) days prior written notice of such redemptions. The price at which the Class A Units will be redeemed is the redemption or purchase amount for the Class B Units as adjusted upward to reflect the priority distribution associated with the Class A Units. The other terms and conditions shall be the same as for the Class B Units.

     7. Cooperation If a Triggering Event Occurs. In the event that in one or more transactions (i) Diana or an Affiliate of Diana sells or transfers, directly or indirectly, all or a portion of its interest in the Company with the result that it reduces Diana's interest to a level which would not allow it to consolidate with the Company for federal income tax purposes, (ii) the Company sells or transfers all or substantially all of its assets other than to an Affiliate of Diana, or (iii) a majority of the Class B Units presently outstanding are exchanged for or converted or made convertible into any securities registered under the Securities Exchange Act of 1934, as amended (individually, "Triggering Event"), the Investor (and his Permitted Transferees) will be entitled to participate in such Triggering Event on the same terms (in the event of a sale after sharing expenses reasonably appropriate to the sale) as Diana or its Affiliate owning the equity interests in the Company or such holders of Class B Units, except as otherwise specifically modified by this Agreement and except as appropriate to reflect the higher value associated with the priority distribution for Class A Units. The Company agrees to provide Investor at least thirty (30) days prior written notice of any such Triggering Event.

     8. Miscellaneous. Any amendment to this agreement must be in a writing signed by the Company and the Investor. This Agreement shall be governed by the laws of the State of California without application of choice of law principles. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings (oral or


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written) of the parties in connection with any matter covered hereby, including any prior commitments, whether oral or written, for equity interests, real or phantom, in the business of the Company.

     9. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if delivered personally or if mailed by certified mail (return receipt requested), with proper postage, to the addresses of the parties set forth beneath their respective signature lines of this Agreement. All notices shall be deemed effective on the date when delivered personally, or five business days after having been mailed. Any party hereto may change its address by like notice stating its new address to the other party.

     10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration conducted before a single arbitrator in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof.

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     Executed as of the day and year first above written.

                                SATTEL COMMUNICATIONS LLC

                                /s/ James J. Fiedler
                                    Chairman of the Board and
                                    Chief Executive Officer

                                Address:

                                26025 Mureau Road
                                Calabasas, California  91302


                                INVESTOR:

                                /s/ Sydney B. Lilly

                                Address:

                                6868 North Green Bay Avenue,
                                Apt. 206
                                Glendale, Wisconsin  53209